EXHIBIT 10.3

OPTION AGREEMENT FOR 20% INTEREST OF INNER MONGOLIA MINERAL CLAIMS

OPTION AGREEMENT

THIS AGREEMENT made as of this 21st day of November 2006

BETWEEN:

Gloria Meyers; Richard Frigault; Nina Petersen;  Melissa Monaghan;  Norma Potashnyz;  John Evans;  Angelo Froudakis;  Jim Cooper; Keith Howell

(hereinafter referred to as the "Optionors")

- and –

Newport Gold Inc.

(hereinafter referred to as the "Optionee")

WHEREAS:

A.  The Optionors have an option to earn a 50% interest of certain mineral exploration rights or permits covering the property more particularly described in Schedule "A" attached hereto and located in Inner Mongolia of the Peoples Republic of China;

B.    BaoTou Noront Mineral Development Co. Ltd. is the registered holder of the property and which company is a wholly owned subsidiary of Noront Resources Ltd. and is established in the Peoples Republic of China.

C.  The Optionee wishes to acquire an option  to earn a 20% interest of the 50% interest held by the Optionors by agreeing to undertake and satisfy all of the Optionors obligations in their agreement with BaoTou Noront Mineral Development Co. Ltd. (this original agreement is attached )  and delivering 2,200,000 shares of Newport Gold Inc. in total to the Optionors (these shares will be subject to a minimum one year hold and subject to all other jurisdictional security regulations and rules) in addition to a total 2.2% N.S.R. on all metals produced from the Optionors interest in the property.  Each individual is independent from the other.  Each individual would receive 200,000 shares of Newport Gold Inc. and a 0.2% N.S.R. of the metals produced from the optionors interest in the property, except for Gloria Meyers and Melissa Monaghan who will receive 400,000 shares each and a 0.4% N.S.R. The Optionors also grant the Optionee a first right of refusal on acquiring the remainder of their 50% interest for a period of one year.

In summary  the optionee must deliver to Noront Resources Ltd.a total of 800,000 shares of common stock of Newport Gold Inc, by Feb1,2009 and incur $750,000.00 U.S. of exploration expenditures.  The first year obligation is 300,000 shares and an exploration expenditure of $250,000.

It should be noted that Martin Baerschmidt has sold his interest to Keith Howell, Frank Hunnisett has sold his interest to Gloria Meyers and  Andrew Skrepnek has sold his interest to Melissa Monaghan.

In witness whereof the parties have caused this Agreement to be executed by their proper officers duly authorized in that behalf and all of the Optionors.

/s/ Derek Bartlett

Derek Bartlett

Schedule "A"

Schedule "A" to The Agreement dated February 1st, 2006 between Noront Resources Ltd and the Optionee

THE PROPERTY

Exploration Permit No. 0100000520137 Located at geographic position k49E016009

Comprised of 5.16 km(2).